Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm" and "Financial Statements" in each Statement of Additional Information and to the incorporation by reference of our report, dated October 28, 2013, on the financial statements and financial highlights of Pioneer Series
Trust XII (comprised of Pioneer Disciplined Growth Fund) included in the Annual Report to Shareowners for the year ended August 31, 2013 as filed with the Securities and Exchange Commission in Post-Effective
Amendment Number 25 to the Registration Statement (Form N-1A, No. 333-42105) of Pioneer Series Trust XII.



						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 19, 2013